EXHIBIT 23.3


                          INDEPENDENT AUDITOR'S CONSENT


We hereby consent to the inclusion in the Registration Statement on Form S-4 of Sterling Financial Corporation, filed with the Commission in connection with the registration of 677,624 shares of common stock, par value of $5.00 per share, of our report, dated January 15, 1999 relating to the consolidated balance sheets of Northeast Bancorp, Inc. and the related consolidated statements of income, changes in stockholder's equity and cash flows. We also consent to the reference to our firm under the caption "Experts" in the related Proxy Statement/Prospectus.



Wilmington, Delaware                                Whisman, Grygiel, & Giordano
April 21, 1999